EXHIBIT 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Turquoise Hill Resources Ltd.

Rio Tinto plc

Rio Tinto International Holdings Limited

7999674 Canada Inc.

46117 Yukon Inc.

535630 Yukon Inc.

(Name of the Issuer and Name of Persons Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Total Transaction Valuation	$3,102,314,721.38(1)	0.0000927	$287,584.57(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$3,102,314,721.38

Total Fees Due for Filing			$287,584.57

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$287,584.57

(1)

Calculated solely for purposes of determining the filing fee. The transaction value was calculated as the product of 99,034,803 shares being the number of shares issued and outstanding other than those owned by Rio Tinto plc and its subsidiaries multiplied by the per share consideration of C$43.00 per share converted to US dollars using the daily average exchange rate of C$1.00 to US$0.7285 as reported by the Bank of Canada on September 27, 2022.

(2)	In accordance with Rule 0-11 of the Exchange Act of 1933, the filing fee was determined by multiplying 0.0000927 by the transaction valuation.